Exhibit 14

FORTRESS CREDIT REALTY INCOME TRUST

Code of Business Conduct and Ethics

(adopted June 14, 2024)

This Code of Business Conduct and Ethics (this “Code”) applies to the trustees, officers and employees (if any) (collectively, “Covered Parties”) of Fortress Credit Realty Income Trust (the “Company”). This Code supplements and is in addition to any code of ethics of Fortress Investment Group LLC (“Fortress”) to which a Covered Party is subject. Insofar as any provision of Fortress’s code of ethics applicable to a Covered Party conflicts with a provision of this Code, the Covered Party should contact the General Counsel of Fortress (the “General Counsel”).

The Company expects all Covered Parties to follow a high standard of ethics and personal integrity, and to act and behave in a manner that enhances the Company’s reputation and strengthens the trust that others have in the Company. By adhering to exemplary standards of integrity, we enhance our reputation and ability to do business.

If you are uncertain as to the appropriate course of conduct in any particular situation, you should immediately consult with the General Counsel.

Compliance with Laws, Rules and Regulations

All Covered Parties must respect and comply with all applicable laws, rules and regulations of the United States and other countries, states, counties, cities and other jurisdictions in which the Company conducts business.

Conflicts of Interest

A conflict of interest can develop when personal responsibilities, interests and/or relationships interfere with, or appear to interfere with, professional responsibilities, interests and/or relationships (including the interests of the Company and/or your duties in your respective role at the Company). Conflicts of interest may not always be clear-cut, so if you have a question, or become aware of a conflict or potential conflict, you should contact the General Counsel.

Any transaction involving the Company in which a Covered Party has a material direct or indirect pecuniary interest must be approved by a majority of the disinterested members of the Company’s Board of Trustees (the “Board”).

Timely and Accurate Public Disclosure

In reports and documents filed with or submitted to the U.S. Securities and Exchange Commission and other regulators by the Company, and in other public communications made by the Company, the Covered Parties involved in the preparation of such reports and documents (including those who are involved in the preparation of financial or other reports and the information included in such reports and documents) shall make disclosures that are full, fair, accurate, timely and understandable. Where applicable, these Covered Parties shall provide accurate financial and accounting data for inclusion in such disclosures. Covered Parties shall not knowingly falsify information, misrepresent material facts or omit material facts necessary to avoid misleading the Company’s independent public auditors or investors. Covered Parties shall never take any action to coerce, manipulate, mislead or fraudulently influence the Company’s independent auditors in the performance of their audit or review of the Company’s financial statements.

Confidentiality

Covered Parties may come into contact with, use, and/or acquire confidential or proprietary information including non-public information. As such, Covered Parties should take reasonable steps and precautions necessary to restrict access to, and secure, such information. Covered Parties should only share confidential or proprietary information on a “need-to-know” basis and should use their reasonable best efforts to prevent inadvertent or unauthorized disclosure. In general, confidential information should be shared only with other Covered Parties or employees of Fortress or its affiliates, with persons subject to a confidentiality agreement or otherwise with persons who are subject to a duty of confidentiality.

You should consult with the General Counsel when disclosure of confidential information is required by law or regulations, or court, mediator or arbitrator.

Confidential information includes all non-public information received or created by the Company in connection with its business activities, and confidential information that third parties have entrusted to the Company. The obligation to preserve confidential information continues even after your service ends.

Insider Trading

U.S. securities laws prohibit abuses of material, non-public information (i.e., insider trading). Covered Parties who have access to material non-public information relating to the Company or other entities, regardless of its source, are not permitted to use or share that information for their personal benefit for securities trading purposes or for any other purpose except the conduct of the Company’s business.

All material, non-public information about the Company should be considered confidential information. It is always illegal to trade in the securities of the Company or another entity while in possession of material, non-public information relating to such entity, and it is also generally illegal to communicate or “tip” such information to others who do not have a legitimate business need for acquiring information.

Anti-Bribery

Covered Parties must comply with all applicable global anti-bribery and anticorruption laws, and are prohibited from offering, promising, making, authorizing or providing (directly, or indirectly through third parties) any payments, gifts, or the transfer of anything of value, to any person, including government officials and family members of the government officials, in any jurisdiction to influence or reward any action or decision for the Company’s benefit.

Fair Dealing

Covered Parties shall behave honestly and ethically at all times and with all people. They shall act in good faith, with integrity and due care, and shall engage only in fair competition, by treating ethically colleagues, competitors and other third parties. No Covered Party should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or similar unfair practice.

Protection and Proper Use of Company Assets

All Covered Parties should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on profitability. The Company’s assets should be used for legitimate business purposes.

Waivers

Any waiver of this Code for trustees or executive officers may be made only by the disinterested members of the Board and will be disclosed in accordance with any applicable rules and regulations.

Reporting of Known or Suspected Violations or Illegal or Unethical Behavior

You must promptly contact the General Counsel if you are concerned that a Covered Party may have violated this Code or that other illegal or unethical conduct by a Covered Party has occurred or may occur.

The Company will take measures to protect the confidentiality of any report made, subject to applicable law, regulation or legal proceedings. The Company will not permit or tolerate retaliation of any kind by or on behalf of the Company and its personnel against those who make good faith reports or complaints regarding violations of this Code or other illegal or unethical behavior.

Accountability for Adherence to This Code

If it has been determined that this Code has been violated, either directly, by failure to report a violation, or by withholding information related to a violation, the offending Covered Party may be disciplined for noncompliance with penalties up to and including dismissal. Such penalties may include a written letter of reprimand, disgorgement, suspension with or without pay or benefits, and termination of service.

Violations of this Code may also constitute violations of law and may result in criminal penalties and civil liabilities for the offending Covered Party and the Company. All Covered Parties are expected to cooperate in internal investigations of alleged misconduct.